As filed with the Securities and Exchange Commission on October 25, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

PSQ Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	86-2062844
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

250 S. Australian Avenue, Suite 1300

West Palm Beach, Florida 33401
(877) 776-2402

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James M. Giudice

Chief Legal Officer and General Counsel

250 S. Australian Avenue, Suite 1300

West Palm Beach, Florida 33401

Telephone: (877) 776-2402

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jonathan H. Talcott

E. Peter Strand

Michael K. Bradshaw, Jr.

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue NW, Suite 900

Washington, DC 20001

Telephone: (202) 689-2800

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE AND STATEMENT PURSUANT TO RULE 429

Pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus (the “Prospectus”) included herein is a combined prospectus which relates to (i) the registration statement on Form S-1 (Registration No. 333-273830), which was originally filed by PSQ Holdings, Inc. (“PSQ,” the “Company,” “we,” “us,” “our”) with the U.S. Securities and Exchange Commission (the “SEC”) on August 9, 2023 and declared effective on October 12, 2023 relating to (x) the primary issuance by the Company of up to an aggregate of 11,450,000 shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”) issuable upon the exercise of warrants, and (y) the offer and resale from time to time by the selling security holders named in the Registration Statement of up to (a) 10,012,500 shares of Class A Common Stock and (b) 5,700,000 private placement warrants, which are exercisable at a price of $11.50 per share (the “Prior Registration Statement”) and (ii) the registration of 183,349 additional shares of Class A Common Stock for resale by the selling holders as set forth herein.

This registration statement is also being filed to convert the Prior Registration Statement into a Registration Statement on Form S-3 (the “S-3 Registration Statement”). Pursuant to Rule 429 under the Securities Act, this S-3 Registration Statement also constitutes a post-effective amendment to the Prior Registration Statement, and such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this S-3 Registration Statement in accordance with Section 8(c) of the Securities Act.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED OCTOBER 25, 2024

Primary Offering of
11,450,000 shares of Class A Common Stock
Issuable Upon Exercise of Warrants

Secondary Offering of
10,195,849 shares of Class A Common Stock and
5,700,000 Warrants to Purchase Class A Common Stock

This prospectus relates to the issuance by us of up to 11,450,000 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) of PSQ Holdings, Inc., a Delaware corporation (the “Company,” “we,” “us” and “our”), that may be issued upon exercise of 5,750,000 Public Warrants (as defined herein) to purchase Class A Common Stock issued as part of the Units (as defined herein) in our IPO (as defined herein) and 5,700,000 Private Warrants (as defined herein) to purchase Class A Common Stock at an exercise price of $11.50 per share of Class A Common Stock issued to the Colombier Sponsor (as defined herein) in connection with our IPO at a purchase price of $1.00 per Private Warrant, which Private Warrants may be exercised by the Colombier Sponsor and the Colombier Sponsor Distributees (as defined herein) on a cashless basis. The Public Warrants and the Private Warrants are referred to in this Prospectus as the “Warrants”. The Warrants have an exercise price of $11.50 per share. The Public Warrants are generally exercisable only for cash, subject to the right of holders to exercise the Public Warrants on a cashless basis under certain limited circumstances provided for in the Warrant Agreement (as defined herein) relating to the Warrants. The Private Warrants are exercisable by the Colombier Sponsor, the Sponsor Distributees and certain other permitted transferees on a cashless basis as provided in the Warrant Agreement.

In addition, this prospectus also relates to the offer and sale, from time to time, by the selling security holders identified in this prospectus (such selling security holders and their permitted transferees, the “Selling Holders”) of (i) up to 4,312,500 shares of Class A Common Stock currently outstanding, or the Colombier Sponsor Shares (as defined herein), that were issued upon conversion of the Colombier Class B Common Stock (as defined herein) in connection with the Closing of the Business Combination (as defined herein), which were originally acquired by the Colombier Sponsor for an aggregate purchase price of $25,000, or approximately $0.006 per share, and subsequently distributed by the Colombier Sponsor to the Sponsor Distributees for no additional consideration, (ii) up to 183,349 shares of Class A Common Stock held by Andrew Nasser, which were acquired on March 13, 2024 for $877,809, or approximately $4.78 per share, as consideration for consulting services rendered in connection with the acquisition of Credova, (iii) up to 5,700,000 Private Warrants and (iv) up to 5,700,000 shares of Class A Common Stock issuable upon the exercise of Private Warrants.

This prospectus provides you with a general description of such securities and the general manner in which we and the Selling Holders may offer or sell the securities. More specific terms of any securities that we and the Selling Holders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

We will not receive any proceeds from the issuance of shares of Class A Common Stock upon the exercise of the Warrants unless the holders of the Warrants exercise their Warrants for cash. Cash proceeds associated with the exercises of our Warrants, if any, are highly dependent on the price of our Class A common stock and the spread between the exercise price of the Warrant and the price of our Class A common stock at the time of exercise. For example, to the extent that the price of our Class A common stock exceeds $11.50 per share, it is more likely that holders of our Warrants will exercise their warrants. If the price of our Class A common stock is less than $11.50 per share, we believe it is much less likely that such holders will exercise their warrants. On October 24, 2024, the closing price of the Class A Common Stock as reported by The New York Stock Exchange (the “NYSE”) was $2.73 per share, which price was less than the $11.50 per share exercise price of the Private Warrants. There can be no assurance that our Warrants will be in the money after the date of this prospectus and prior to their expiration. Our Sponsor and the Sponsor Distributees have the option to exercise the Private Warrants on a cashless basis. Holders of Public Warrants may generally only exercise such Warrants for cash, subject to very limited exceptions in certain circumstances as provided for in the Warrant Agreement relating to the Warrants. See “Use of Proceeds.” Our registration of the shares of Class A Common Stock covered by this prospectus does not mean that we will issue or sell any of the shares of Class A Common Stock. We will bear all costs, expenses and fees in connection with the registration of the shares of Class A Common Stock underlying the Warrants. We provide more information about how we may sell the shares of Class A Common Stock in the section entitled “Plan of Distribution.”

The securities registered for resale by the Selling Holders in the registration statement of which this prospectus forms a part represent approximately 66.3% of our total shares outstanding (assuming the exercise of all of the outstanding Warrants for cash and no issuance of any Earnout Shares) and will therefore constitute a considerable percentage of our public float and will be available for immediate resale upon effectiveness of the registration statement and for so long as such registration statement remains available. The market price of shares of our Class A Common Stock could decline as a result of substantial sales of our Class A Common Stock by our Selling Holders or the perception in the market that holders of a large number of shares intend to sell their shares. Sales of a substantial number of shares of our Class A Common Stock in the public market could occur at any time. In addition, the Selling Holders purchased the securities covered by this prospectus at different prices, some at prices significantly below the current trading price of such securities. For example, the Colombier Sponsor (as defined herein) purchased its 4,312,500 shares of Class A Common Stock currently outstanding, or the Colombier Sponsor Shares, for an aggregate purchase price of $25,000, or approximately $0.006 per share. Accordingly, the Sponsor Distributees would potentially earn approximately $11.74 million of profit in the aggregate (before giving effect to any brokerage or other transaction costs that may be incurred by them in connection with any such resales) upon resale of all of the shares of Class A Common Stock constituting the Colombier Sponsor Shares that they received upon conversion of their Colombier Class B Common Stock in connection with the Closing of the Business Combination if they were to sell their shares at a price of $2.73, the closing price of the Class A Common Stock as reported by the NYSE on October 24, 2024. On October 24, 2024, the closing price of the Class A Common Stock on the NYSE was $2.73 per share, which price was less than the $11.50 per share exercise price of the Private Warrants. Assuming the Sponsor Distributees exercised all of the Private Warrants on a cashless basis on August 9, 2023, the most recent day prior to the date of this prospectus on which either the “Fair Market Value” (as defined in the Warrant Agreement) of our Class A Common Stock or the closing price of the Class A Common Stock as reported by the NYSE exceeded $12.50 per share (which amount represents the exercise price of $11.50 per share of Class A Common Stock plus the $1.00 purchase price paid by the Colombier Sponsor for each Private Warrant) and immediately sold the 730,326 shares of Class A Common Stock that would have been acquired upon such cashless exercise (based on a Fair Market Value of our Class A Common Stock on such day of $13.19 per share and which amount would have been used for purposes of calculating the number of shares issuable upon such cashless exercise), and with such sales effected at a price equal to the $10.70 closing sale price of our Class A Common Stock on the NYSE on such day, the Sponsor Distributees could have potentially earned approximately $2.1 million of profit in the aggregate (before giving effect to any brokerage or other transaction costs that may be incurred by them in connection with any such sales). The Selling Holders may potentially make a significant profit with the sale of the securities covered by this prospectus depending on the trading price of our securities at the time of a sale and the purchase price of such securities by the applicable Selling Holders. While the Selling Holders may experience a positive rate of return based on the trading price of our securities, the public holders of our securities may not experience a similar rate of return on the securities they purchased due to differences in the applicable purchase price and trading price. Sales of our Class A Common Stock by the Selling Holders, or the perception that such sales may occur, may also cause the market price of our Class A Common Stock to drop significantly, even if our business is doing well.

Our registration of the securities covered by this prospectus does not mean that either we or the Selling Holders will issue, offer or sell, as applicable, any of the securities. The Selling Holders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Holders may sell the shares in the section entitled “Plan of Distribution.” In addition, certain of the securities being registered hereby are subject transfer restrictions that may prevent the Selling Holders from offering or selling such securities upon the effectiveness of the registration statement of which this prospectus is a part. See “Description of Securities” incorporated by reference into this prospectus for more information.

Each share of our Class A Common Stock entitles its holder to one vote per share on all matters submitted to a vote of stockholders except as otherwise expressly provided by our Charter (as defined herein) or as provided by law. Each share of our Class C Common Stock entitles its holder, initially Mr. Michael Seifert, our Founder, President and Chief Executive Officer and Chairman of the Board, to a number of votes per share (rounded up to the nearest whole number) equal to (a) the aggregate number of outstanding shares of Class A Common Stock entitled to vote on the applicable matter as of the applicable record date plus 100, divided by (b) the aggregate number of outstanding shares of Class C Common Stock (the “Per Share Class C Voting Power”). As of the date of this prospectus, Mr. Seifert controls approximately 52.18% of our outstanding voting power due to his ownership all of our outstanding shares of Class C Common Stock and, as such, the result of most matters to be voted upon by our stockholders will be controlled by Mr. Seifert, who can base his vote upon his best judgment and his fiduciary duties to our stockholders, and who otherwise will be able to exercise a very significant degree of control over our company. In addition, we are a “controlled company” within the meaning of applicable NYSE rules as of the date of this prospectus and, consequently, qualify for exemptions from certain corporate governance requirements. As a result, our stockholders do not have the same degree of corporate governance protections under NYSE rules as those afforded to stockholders of companies that are not “controlled companies.”

You should read this prospectus and any prospectus supplement or amendment carefully before investing in our securities. Our Class A Common Stock trades on the NYSE under the ticker symbol “PSQH” and our Warrants trade on the NYSE under the ticker symbol “PSQH.WS”. On October 24, 2024, the closing price of our Class A Common Stock as reported by NYSE was $2.73 per share and the closing price of our Public Warrants as reported by NYSE was $0.20. Each of our Warrants is exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share.

We are an emerging growth company and a smaller reporting company under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Smaller Reporting Company” on page 3 of this prospectus.

Investing in our securities involves a high degree of risk. You should carefully read and consider the risk factors set forth under the caption “Risk Factors” on page 6 of this prospectus, in any accompanying prospectus supplement and in the documents incorporated or deemed incorporated by reference into this prospectus and the accompanying prospectus supplement before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is              , 2024.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (the “SEC”) using a shelf registration process. Under this shelf registration process, the Selling Holders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Holders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Class A Common Stock issuable upon the exercise of warrants. We will receive the proceeds from any exercise of the warrants for cash. This prospectus provides you with a general description of the securities that are registered hereunder that may be offered by the Selling Holders. Each time we offer the securities, we and the Selling Holders will provide you with a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.

Neither we nor the Selling Holders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Holders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Holders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should carefully read this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein as described below under the captions “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before making a decision to invest in our securities.

You should rely only on the information set forth in or incorporated by reference into this prospectus and any accompanying prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein are accurate only as of the dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context otherwise requires, throughout this prospectus and any accompanying prospectus supplement, the words “PSQ,” “we,” “us,” “our,” “the registrant” or the “Company” refer to PSQ Holdings, Inc., and the term “securities” refers collectively to our preferred stock, common stock, debt securities, warrants, units and any combination of the foregoing securities.

This prospectus contains summaries of certain provisions contained in documents described in this prospectus. All of the summaries are qualified in their entirety by the actual documents, which you should review before making a decision to invest in our securities. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

FREQUENTLY USED TERMS

Unless otherwise stated in this prospectus or the context otherwise requires, references in this document to:

“Board” means the board of directors of the Company. References herein to the Company will include its subsidiaries to the extent reasonably applicable.

“Business Combination” means the business combination of Colombier and Private PSQ pursuant to the terms of the Merger Agreement and the other transactions contemplated by the Merger Agreement.

“Bylaws” means the Amended and Restated Bylaws of the Company as in effect on the date of this prospectus.

“Charter” means the Restated Charter of the Company as in effect on the date of this prospectus.

“Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of the Company.

“Class C Common Stock” means the shares of Class C common stock, par value $0.0001 per share, of the Company.

“Closing” means the closing of the Business Combination.

“Common Stock” means our Class A Common Stock and Class C Common Stock together.

“Colombier” means the Company prior to the Closing.

“Colombier Sponsor” means Colombier Sponsor LLC, a Delaware limited liability company.

“Colombier Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of Colombier, prior to the Closing of the Business Combination.

“Colombier Class B Common Stock” means the Class B Common Stock, par value $0.0001 per share, of Colombier, prior to the Closing of the Business Combination.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Earnout Shares” means up to 3,000,000 shares of Class A Common Stock that may be issued by the Company to Participating Equityholders upon achievement of certain trading price-based targets for the Company Common Stock following Closing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“IPO” means the initial public offering of Colombier’s Units at a public offering price of $10.00 per Unit that it consummated on June 11, 2021.

“Merger” means the merger of Merger Sub with and into Private PSQ, with Private PSQ continuing as the surviving corporation and as a wholly-owned subsidiary of Colombier, in accordance with the terms of the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of February 27, 2023, by and among Colombier, Merger Sub, Colombier Sponsor, as purchaser representative, and PSQ.

“Merger Sub” means Colombier-Liberty Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Colombier prior to the Closing.

“NYSE” means the New York Stock Exchange.

“Private PSQ” means PublicSq. Inc. (f/k/a PSQ Holdings, Inc.), a Delaware corporation, prior to the Business Combination. References herein to Private PSQ will include its subsidiaries to the extent reasonably applicable.

“Private PSQ Common Stock” means, collectively, the Common Stock, par value $0.001 per share, of Private PSQ prior to the Business Combination.

“Private Placement” means the private placement consummated simultaneously with the IPO in which Colombier issued the Private Warrants to the Colombier Sponsor at a purchase price of $1.00 per Private Warrant for aggregate consideration of $5,700,000.

“Private Warrants” means one (1) whole warrant entitling the holder thereof to purchase one (1) share of Class A Common Stock at a purchase price of $11.50 per share originally issued to the Colombier Sponsor in the Private Placement.

“PSQ Founder” means Michael Seifert, our Founder, President, Chief Executive Officer and Chairman of the Board.

“Public Warrants” means one (1) whole redeemable warrant that was included in as part of each Unit, entitling the holder thereof to purchase one (1) share of Class A Common Stock at a purchase price of $11.50 per share.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor Distributees” means the members of Colombier Sponsor at the time of the Closing.

“Units” means the units issued in our IPO consisting of one (1) share of Colombier Class A Common Stock and one-third (1/3) of one Public Warrant.

“Warrants” means Private Warrants and Public Warrants, collectively.

“Warrant Agent” means Continental Stock Transfer & Trust Company.

“Warrant Agreement” means that certain Warrant Agreement, dated June 8, 2021, between Colombier and Continental Stock Transfer & Trust Company, as Warrant Agent.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our Class A Common Stock or Warrants. You should read this entire prospectus carefully, including any prospectus supplement and the matters discussed under the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and the consolidated financial statements and related notes included in or incorporated by reference in this prospectus before making an investment decision.

Company Overview

Our mission is to build the nation’s largest online platform dedicated to empowering like-minded, patriotic Americans to discover and support companies that share their values. The concept for our platform originated in early 2021 when Michael Seifert, our Founder, President, Chief Executive Officer and Chairman of the Board, after perceiving that many corporations were increasingly embracing progressive and highly-politicized priorities, as demonstrated by advertising, corporate philosophies, and company donations, was inspired to help create a “parallel economy” where consumer members with priorities that we consider reflective of traditional American values could connect with and patronize business members whose values align with their own. We originally incorporated PublicSq. Inc. (f/k/a PSQ Holdings, Inc.) (“Private PSQ”) in February of 2021, began development of our digital platform (mobile app and website) in May 2021, and launched our initial product regionally in San Diego County, California in October 2021 on iOS, Android, and on our website. After 10 months of testing in various markets and courting member feedback, we launched the PSQ platform nationwide on July 4, 2022. We release updates to the platform frequently and we consistently seek the feedback of our community, prioritize transparency about our goals and operations, and regularly develop our product offering to better meet the needs of the consumer members and business members on our platform. In July 2023, we commercially launched our first D2C product offering, disposable diapers and wipes under our pro-family “EveryLifeTM” brand. We continue to evaluate additional D2C opportunities and expect to expand and diversify our branded D2C offerings in areas where we believe there is significant existing market need in the future.

On March 13, 2024, we acquired Credova Holdings, Inc. (“Credova”), a point-of-sale financing platform providing Buy Now Pay Later (“BNPL”) solutions catered to the shooting sports and firearms industries.

The Company’s operations are comprised of three operating segments which are Marketplace, Brands and Financial Technology a summary of which is below:

Marketplace

The PSQ platform (the “Platform”) can be accessed through two primary means:

●	Mobile application - Our mobile app is available for both iOS and Android-based devices.

●	Web - Users can access our full platform at PublicSquare.com.

Brands

Our brand revenues have been derived primarily from our sale of products. EveryLife is a direct-to-consumer baby care company with a mission to provide premium products to every miraculous life. EveryLife is committed to its core values, ensuring product quality, and demonstrating generosity by donating diapers and wipes to moms in need. This commitment has quickly set EveryLife apart, elevating both its brand and products. Since its launch in July 2023, EveryLife has been delivering high-performing and price-accessible products that align with the values of our consumers.

Additionally, the Company has built out PSQLink, which is generating revenues through Business-to-Business (“B2B”) sales by providing its customers with a digital marketing and CRM platform.

Financial Technology

Credova assists consumers, lenders, and retailers in offering point-of-sale financing products. Credova has developed and maintains an internet-based proprietary retail finance platform and related application programming interfaces (“APIs”) through which Credova, certain Federal Deposit Insurance Corporation (“FDIC”) and National Credit Union Administration (“NCUA”) insured financial institutions, other financial institutions authorized by Credova (each a “Financing Partner”), and merchants can dynamically offer certain financing products.

Credova’s offerings fall into four main categories: (i) Merchant-originated products; (ii) Bank Partner-originated closed-end installment loans; (iii) Credova-originated loan products; and (iv) Zero-interest installment products (“Pay-in-4”).

In addition to Credova, the Company is developing a payments stack, PSQPayments LLC (“PublicSquare Payments”), which will consist of a framework of technological components and services that the Company’s customers can utilize to manage their payment processes, which falls under the Financial Technology segment. As of June 30, 2024, there has been no revenue generated from PublicSquare Payments.

Our Values

We are passionate about our mission and that passion guides everything we do. We believe that our platform is the leading widely accessible repository dedicated to empowering like-minded, patriotic Americans to discover and support companies that share their values. As a company, we strive to connect consumer members with a wide selection of values-aligned and patriotic business members from a wide variety of industries. In order for a new business to join our platform, a representative of that business must agree that the business will respect the following five core values (the “five core values”) that we strive to uphold and promote within our community:

●	We are united in our commitment to freedom and truth — that’s what makes us Americans.

●	We will always protect the family unit and celebrate the sanctity of every life.

●	We believe small business members and the communities who support them are the backbone of our economy.

●	We believe in the greatness of the United States of America and will always fight to defend it.

●	Our constitution is non-negotiable — government isn’t the source of our rights, so it can’t take them away.

These five core values are the foundation of our vision, which connects the consumer members and business members who use our platform to promote their voice through their purchasing power, or ‘vote with their wallet’.

Corporate Information

PSQ Holdings, Inc. is a Delaware corporation. Our principal executive offices are located at 250 S. Australian Avenue, Suite 1300, West Palm Beach, Florida 33401, and our telephone number is (877) 776-2402. Our principal website address is https://publicsq.com/. Information contained in, or accessible through, our website is not a part of, and is not incorporated into, this prospectus.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” (“EGC”), as defined in the Jumpstart Our Business Startups Act of 2012. We may remain an EGC until the last day of the fiscal year following the fifth anniversary of the consummation of our IPO, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time or if we have annual gross revenues of $1.235 billion or more in any fiscal year, we would cease to be an EGC as of December 31 of the applicable year. We also would cease to be an EGC if we issue more than $1 billion of non-convertible debt over a three-year period. For so long as we remain an EGC, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not EGCs. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

We are also a “smaller reporting company,” as defined in Rule 12b-2 promulgated under the Exchange Act. We may continue to be a smaller reporting company if either (1) the market value of our stock held by non-affiliates is less than $250 million or (2) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not smaller reporting companies.

Controlled Company Exemption

Michael Seifert, our Founder, President and Chief Executive Officer and Chairman of the Board, as a result of his ownership of all of the shares of our outstanding Class C Common Stock, owns 52.18% of our outstanding voting power for the election of directors as of the date of this prospectus. As a result, we are a “controlled company” within the meaning of applicable NYSE rules as of the date of this prospectus and, consequently, qualify for exemptions from certain corporate governance requirements. Our stockholders do not have the same protections afforded to stockholders of companies that are subject to such requirements.

THE OFFERING

We are registering the issuance by us of up to 11,450,000 shares of our Class A Common Stock that may be issued upon exercise of the Warrants to purchase Class A Common Stock, including the 5,750,000 Public Warrants to purchase Class A Common Stock issued as part of the Units in our IPO and the 5,700,000 Private Warrants issued to the Colombier Sponsor in the Private Placement at a purchase price of $1.00 per Private Warrant. In addition, we are also registering the offer and sale, from time to time, by the Selling Holders of (i) up to 4,312,500 shares of Class A Common Stock currently outstanding that were issued upon conversion of the Colombier Class B Common Stock in connection with the Closing of the Business Combination, or the Colombier Sponsor Shares, which were originally acquired by the Colombier Sponsor for an aggregate purchase price of $25,000, or approximately $0.006 per share, and subsequently distributed by the Colombier Sponsor to the Sponsor Distributees for no additional consideration, (ii) up to 183,349 shares of Class A Common Stock held by Andrew Nasser, which were acquired on March 13, 2024 for $877,809, or approximately $4.78 per share, as consideration for consulting services rendered in connection with the acquisition of Credova, (iii) up to 5,700,000 Private Warrants issued to the Colombier Sponsor in the Private Placement at a purchase price of $1.00 per Private Warrant and (iv) up to 5,700,000 shares of Class A Common Stock issuable upon the exercise of Private Warrants. The Warrants have an exercise price of $11.50 per share. The Public Warrants are generally exercisable only for cash, subject to the right of holders to exercise the Public Warrants on a cashless basis under certain limited circumstances provided for in the Warrant Agreement relating to the Warrants. The Private Warrants are exercisable by the Colombier Sponsor, the Sponsor Distributees and certain other permitted transferees on a cashless basis as provided in the Warrant Agreement. The following information is as of October 24, 2024 and does not give effect to issuances of our Class A Common Stock, warrants or options to purchase shares of our Class A Common Stock after such date, or any exercise of warrants or options after such date.

Issuance of Class A Common Stock

Issuer	PSQ Holdings, Inc.

Shares of our Class A Common Stock to be issued upon exercise of all Public Warrants and Private Warrants	11,450,000 shares

Shares of our Class A Common Stock outstanding prior to (i) the exercise of all Public Warrants and Private Warrants, (ii) any issuance of Earnout Shares that may be issued in the future and (iii) any issuance of shares of Class A Common Stock under the EIP and ESPP	29,451,684 shares

Use of Proceeds	We may receive aggregate gross proceeds of approximately $131.7 million from the exercise of all Public Warrants and Private Warrants, assuming the exercise in full of all such Warrants for cash. The exercise of Warrants, and any proceeds we may receive from their exercise, are highly dependent on the price of our Class A common stock and the spread between the exercise price of the Warrant and the price of our Class A common stock at the time of exercise. For example, to the extent that the price of our Class A common stock exceeds $11.50 per share, it is more likely that holders of our Warrants will exercise their warrants. If the price of our Class A common stock is less than $11.50 per share, we believe it is much less likely that such holders will exercise their warrants. The $2.73 closing price per share of our Class A Common Stock as reported by the NYSE on October 24, 2024 was less than the $11.50 exercise price per share of the Warrants. There can be no assurance that our Warrants will be in the money after the date of this prospectus and prior to their expiration. Our Sponsor and the Sponsor Distributees have the option to exercise the Private Warrants on a cashless basis. Holders of Public Warrants may generally only exercise such Warrants for cash, subject to very limited exceptions in certain circumstances as provided for in the Warrant Agreement relating to the Warrants.

Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds, if any, from the exercise of such Warrants for general corporate purposes, which may include: (i) funding our D2C inventory and supply chain requirements; (ii) supporting our D2C and B2B operating expenses, including marketing and payroll; (iii) funding an increase in our payroll in the areas of engineering and product for the further development of our platform’s functionality, including the enhancement of e-commerce capabilities, consumer rewards programs, and platform scalability; (iv) launching targeted marketing initiatives, including brand awareness campaigns, direct-response advertising, promotional events, and the expansion of our Outreach Program; and (v) for other general corporate purposes including, but not limited to, working capital for operations and potential future acquisitions. We will pay the expenses associated with registering the sales by the Selling Holders, as described under “Use of Proceeds” and “Plan of Distribution” elsewhere in this prospectus.

Risk Factors	See “Risk Factors” on page 6 of this prospectus and the documents referenced in that section for a discussion of factors you should carefully consider before deciding to invest in shares of our Class A Common Stock.

Resale of Class A Common Stock and Warrants

Shares of Class A Common Stock offered by the Selling Holders	10,195,849 shares of Class A Common Stock (including 4,312,500 shares of Class A Common Stock currently outstanding that were issued upon conversion of the Colombier Class B Common Stock in connection with the Closing of the Business Combination, or the Colombier Sponsor Shares, up to 183,349 shares of Class A Common Stock held by Andrew Nasser, which were acquired on March 13, 2024 for $877,809, or approximately $4.78 per share, as consideration for consulting services rendered in connection with the acquisition of Credova, and up to 5,700,000 shares of Class A Common Stock issuable upon the exercise of outstanding Private Warrants)

Private Warrants offered by the Selling Holders	5,700,000

Exercise Price	$11.50 per share, subject to adjustment as described herein

Redemption	The Warrants are redeemable in certain circumstances. See “Description of Securities — Warrants” incorporated by reference into this prospectus for further discussion.

Use of Proceeds	We will not receive any proceeds from the sale of the Class A Common Stock and Private Warrants to be offered by the Selling Holders.

NYSE Ticker Symbols	Class A Common Stock: “PSQH” Warrants: “PSQH.WS”

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully read and review the risk factors discussed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, the risk factors discussed under the caption “Risk Factors” in any accompanying prospectus supplement, and any risk factors discussed in our other filings with the SEC which are incorporated by reference into this prospectus and any accompanying prospectus supplement before investing in our securities. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us, or that we currently view as immaterial, may also materially and adversely affect us. If any of the risks or uncertainties described in our most recent Annual Report on Form 10-K, any accompanying prospectus supplement or our other filings with the SEC or if any additional risks and uncertainties actually occur, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that case, the trading price of our securities could decline, and you could lose all or part of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. This includes, without limitation, statements regarding expectations, hopes, beliefs, intentions, plans, prospects, financial results or strategies regarding us and the future held by our management team and the products and markets, future financial condition, expected future performance and market opportunities of our business. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus, forward-looking statements may be identified by the use of words such as “estimate,” “continue,” “could,” “may,” “might,” “possible,” “predict,” “should,” “would,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target,” “designed to” or other similar expressions that predict or indicate future events or trends or that are not statements of historical facts. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.

We caution readers of this prospectus that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, which could cause the actual results to differ materially from the expected results. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of financial and performance metrics, projections of market opportunity and market share, potential benefits and the commercial attractiveness to our customers of products and services sold through our platform, the prospects of our recently launched direct-to-consumer (“D2C”) business and the potential success of our marketing and expansion strategies. These statements are based on various assumptions, whether or not identified in the prospectus, and on the current expectations of our management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. These forward-looking statements are subject to a number of risks and uncertainties, including:

●	changes in the competitive industries and markets in which we operate or plan to operate;

●	changes in applicable laws or regulations affecting our business;

●	our ability to implement business plans, forecasts, and other expectations, and to identify and realize additional opportunities;

●	risks related to our limited operating history, the rollout and/or expansion of our business and the timing of our expected business milestones;

●	risks related to our potential inability to achieve or maintain profitability and generate significant revenue;

●	current and future conditions in the global economy, including as a result of economic uncertainty, and its impact on us, our business and the markets in which we operate;

●	our ability to retain existing advertisers and consumer and business members and attract new advertisers and consumer and business members;

●	our potential inability to manage growth effectively;

●	our ability to recruit, train and retain qualified personnel;

●	estimates for the prospects and financial performance of our business may prove to be incorrect or materially different from actual results;

●	risks related to future market adoption of our offerings;

●	risks related to our marketing and growth strategies;

●	the effects of competition on our business;

●	our ability to meet the continued listing standards of the New York Stock Exchange;

●	expectations with respect to our future operating and financial performance and growth, including when we will generate positive cash flow from operations;

●	our ability to raise funding on reasonable terms as necessary to develop our products in the timeframe contemplated by our business plan;

●	our ability to execute our anticipated business plans and strategy; and

●	other risks and uncertainties described in this prospectus or any prospectus supplement, including those under the section entitled “Risk Factors.”

If any of these risks materialize or any of our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that we presently do not know or that we currently believe are immaterial that could also cause actual results to differ materially from those contained in the forward-looking statements. In addition, forward-looking statements reflect our expectations, plans or forecasts of future events and views as of the date of this prospectus. We anticipate that subsequent events and developments may cause our assessments to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our assessments as of any date subsequent to the date of this prospectus. Accordingly, undue reliance should not be placed upon the forward-looking statements. Actual results, performance or achievements may, and are likely to, differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements were based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond our control. Forward-looking statements are not guarantees of performance. All forward-looking statements attributable to us or a person acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements.

USE OF PROCEEDS

We will receive up to an aggregate of approximately $131.7 million from the exercise of all Warrants, assuming the exercise in full of all such Warrants for cash. Cash proceeds associated with the exercises of our Warrants, if any, are therefore dependent on the trading price of our shares of Class A Common Stock. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease. On October 24, 2024, the closing price of the Class A Common Stock as reported by the NYSE was $2.73 per share, which price was less than the $11.50 per share exercise price of the Warrants. There can be no assurance that the trading price of our Class A Common Stock will exceed the exercise price per share of the Warrants after the date of this prospectus and prior to their expiration. Until such time occurs, we believe that holders of our Warrants are less likely to exercise their Warrants for cash. We cannot assure you that the Warrants will ever be exercised or that we will realize any meaningful cash proceeds from exercises of Warrants in the future.

Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds, if any, from the exercise of the Warrants for general corporate purposes, which may include: (i) funding our D2C inventory and supply chain requirements; (ii) supporting our D2C and B2B operating expenses, including marketing and payroll; (iii) funding an increase in our payroll in the areas of engineering and product for the further development of the Platform’s functionality, including the enhancement of e-commerce capabilities, consumer rewards programs, and platform scalability; (iv) launching targeted marketing initiatives, including brand awareness campaigns, direct-response advertising, promotional events, and the expansion of our Outreach Program; and (v) for other general corporate purposes including, but not limited to, working capital for operations and potential future acquisitions.

All of the shares of Class A Common Stock and the Private Warrants (including shares of Class A Common Stock underlying such Private Warrants) offered by the Selling Holders pursuant to this prospectus will be sold by the Selling Holders for their respective accounts. We will not receive any of the proceeds from these sales.

DESCRIPTION OF SECURITIES

The following is a summary of the material terms of our securities and is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our Charter and Bylaws in their entirety for a complete description of the rights and preferences of our securities.

General

Our authorized capital stock consists of (a) 540,000,000 shares of Common Stock, $0.0001 par value per share, consisting of (i) 500,000,000 shares of Class A Common Stock and (ii) 40,000,000 shares of Class C Common Stock, and (b) 50,000,000 shares of undesignated preferred stock, $0.0001 par value per share.

As of October 24, 2024, we have 29,451,684 shares of Class A Common Stock and 3,213,678 shares of Class C Common Stock and no shares of preferred stock outstanding.

Common Stock

Voting Rights

Class A Common Stock

Holders of shares of Class A Common Stock are entitled to one vote for each share of Class A Common Stock held on all matters submitted to a vote of stockholders except as otherwise expressly provided by our Charter or as provided by law. Our Charter does not provide the Class A Common Stock with cumulative voting for the election of directors. Accordingly, holders of at least a majority of the voting power of then-outstanding shares of the Common Stock entitled to vote in the election of directors, voting together as a single class, will be able to elect all of our directors.

Class C Common Stock

Each share of our Class C Common Stock entitles its holder to a number of votes per share (rounded up to the nearest whole number) equal to (a) the aggregate number of outstanding shares of Class A Common Stock entitled to vote on the applicable matter as of the applicable record date plus 100, divided by (b) the aggregate number of outstanding shares of Class C Common Stock (the “Per Share Class C Voting Power”). The issued and outstanding shares of Class C Common Stock, as a group, are entitled to a number of votes equal to the Per Share Class C Voting Power multiplied by the total number of shares of Class C Common Stock outstanding (the “Aggregate Class C Voting Power”).

Each share of Class C Common Stock held by the PSQ Founder may be converted by the PSQ Founder at any time into one share of Class A Common Stock.

In the event that, the PSQ Founder transfers shares of Class C Common Stock to any person other than certain permitted transferees, such transferred shares will convert automatically into shares of Class A Common Stock having only one vote per share. All outstanding shares of Class C Common Stock will convert into Class A Common Stock (i) in the event the PSQ Founder is no longer at least one of an officer or director of PSQ, or dies or becomes incapacitated, or (ii) at such time as the total number of outstanding shares of Class C Common Stock falls below 50% of the total number of outstanding shares of Class C Common Stock.

Other than with respect to voting power, our Class C Common Stock has the same rights and privileges as our Class A Common Stock.

Dividend Rights

Subject to preferences that may apply to any shares of convertible preferred stock outstanding at the time, the holders of shares of our Common Stock are entitled to receive dividends out of funds legally available if our Board, in our discretion, determines to issue dividends and then only at the times and in the amounts that our Board may determine. Stock dividends with respect to each class of our Common Stock may only be paid with shares of stock of the same class of common stock.

No Preemptive or Similar Rights

Our Common Stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of our Common Stock held by each such holder, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Registration Rights

On July 19, 2023, in connection with the Closing, we, the Colombier Sponsor and certain Private PSQ stockholders (the “New Investors” and together with the Colombier Sponsor, the “Investors”) entered into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”). Pursuant to the terms of the Registration Rights Agreement, we are obligated to file one or more registration statements to register the resales of Class A Common Stock held by the Investors after the Closing, including Class A Common Stock that was issued upon conversion of Colombier Class B Common Stock, or issuable upon conversion of Class C Common Stock, and Earnout Shares. One or more Investors holding 20% of the aggregate number of registrable securities owned by all Investors are entitled under the Registration Rights Agreement to make a written demand for registration under the Securities Act of all or part of their registrable securities (up to a maximum of four demand registrations). The Registration Rights Agreement also provides such Investors with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Under the Registration Rights Agreement, we agreed to indemnify the Investors and certain persons or entities related to such Investors such as their officers, directors, employees and agents and each person who controls such Investor (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including attorneys’ fees) resulting from any untrue or alleged untrue statement, or omission or alleged omission, of a material fact in any registration statement or prospectus pursuant to which the Investors sell their registrable securities, unless such liability arose from such Investor’s misstatement or alleged misstatement, or omission or alleged omission, and the Investors including registrable securities in any registration statement or prospectus agreed to indemnify us and certain persons or entities related to us such as our officers and directors and underwriters against all losses caused by their misstatements or omissions (or alleged misstatements or omissions) in those documents.

Preferred Stock

Our Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting powers, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able to, without stockholder approval, issue preferred stock with voting powers and other rights that could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding as of the date of this Prospectus. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Public Warrants

Each Public Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below. The Public Warrants will expire five years after the Closing of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. As of the date of this prospectus, we have 5,750,000 Public Warrants outstanding.

We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of Class A Common Stock upon exercise of a warrant unless the Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

On October 12, 2023, a registration statement on Form S-1 was declared effective, covering the shares of Class A Common Stock issuable upon exercise of the warrants, and we intend to maintain a current prospectus relating to those shares of Class A Common Stock until the warrants expire or are redeemed, as specified in the warrant agreement. If we fail to maintain a registration statement covering the shares of Class A Common Stock issuable upon exercise of the warrants, warrant holders may exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our Class A Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our reasonable best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the Public Warrants become exercisable, we may call the warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

If and when the Public Warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants. If we call our Public Warrants for redemption and our management does not take advantage of this option, the Colombier Sponsor and its permitted transferees would still be entitled to exercise their Private Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

In the event we determine to redeem the Public Warrants, holders of our redeemable warrants would be notified of such redemption as described in our warrant agreement. Specifically, in the event that we elect to redeem all of the redeemable warrants as described above, we will fix a date for the redemption (the “Redemption Date”). Notice of redemption will be mailed by first class mail, postage prepaid, by us not less than 30 days prior to the Redemption Date to the registered holders of the redeemable warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via our posting of the redemption notice to The Depository Trust Company (“DTC”).

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of the Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of our Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised that person’s warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on per share consideration minus the Black-Scholes warrant value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the Public Warrants pursuant to which the holders of the Public Warrants otherwise do not receive the full potential value of the Public Warrants in order to determine and realize the option value component of the Public Warrant. This formula is to compensate the Public Warrant holder for the loss of the option value portion of the Public Warrant due to the requirement that the Public Warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The Public Warrants and the Private Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as Warrant Agent, and Colombier. You should review a copy of the Warrant Agreement, which has been publicly filed with the SEC and which you can find in the list of exhibits to this registration statement, for a complete description of the terms and conditions applicable to the Warrants. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then issued and outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The Public Warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Public Warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A Common Stock to be issued to the warrant holder.

Private Warrants

Except as described below, the Private Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. Commencing 30 days after the Closing the Private Warrants (including the Class A Common Stock issuable upon exercise of the Private Warrants) became transferable, assignable and salable. The Private Warrants will not be redeemable by us so long as they are held by the Colombier Sponsor or its permitted transferees. As of the date of this prospectus, we have 5,700,000 Private Warrants outstanding. The Sponsor Distributees, or their permitted transferees, have the option to exercise the Private Warrants on a cashless basis. If the Private Warrants are held by holders other than the Sponsor Distributees or their permitted transferees, the Private Warrants will be subject to the same terms and conditions as the Public Warrants, and among other matters, be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the Warrant Agent.

Our Transfer Agent and Warrant Agent

The transfer agent for our Common Stock and Warrant Agent for our Warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and Warrant Agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Anti-Takeover Provisions

Our Charter and the Bylaws could have the effect of delaying, deferring or discouraging another person from acquiring control over us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of us to first negotiate with our Board. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Among other things, the Charter and Bylaws include provisions regarding:

●	the terms of the Class C Common Stock, which are held by the PSQ Founder, and provide the PSQ Founder with a majority of the voting power of our Common Stock on any vote of our stockholders, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in our Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us;

●	opting out of Section 203 of the DGCL to allow us to establish our own rules governing business combinations with interested parties;

●	the ability of our Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

●	the limitation of the liability of, and the indemnification of, our directors and officers;

●	the exclusive right of our Board to elect a director to fill a vacancy created by the expansion of our Board or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our Board;

●	the requirement that a special meeting of stockholders may be called only by our Board, the chairperson of our Board, or our chief executive officer, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

●	controlling the procedures for the conduct and scheduling of Board and stockholder meetings;

●	the requirement for the affirmative vote of holders of at least 75% of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend, alter, change or repeal certain provisions of the Charter or any provision of the Bylaws, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in our Board and also may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;

●	the ability of our Board to amend the bylaws, which may allow our Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt;

●	advance notice procedures with which stockholders must comply to nominate candidates to our Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in our Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us; and

●	our Board is divided into three classes, Class I, Class II and Class III, with each class serving staggered terms, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in our Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our Board or management.

Charter and Restated Bylaw Provisions

Our Charter and Bylaws include a number of provisions that may have the effect of deterring hostile takeovers, or delaying or preventing changes in control of our management team or changes in our Board or our governance or policy, including the following:

Issuance of Undesignated Preferred Stock

Our Board has the authority, without further action by the stockholders, to issue up to 50,000,000 shares of undesignated preferred stock with rights, powers and preferences, including voting powers, designated from time to time by our Board. The existence of authorized but unissued shares of preferred stock enables our Board to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Exclusive forum for certain lawsuits

Our Charter requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against any of our current or former directors, officers, employees or stockholders for breach of fiduciary duty and certain other actions may be brought only in the Court of Chancery in the State of Delaware or if such court does not have subject matter jurisdiction, the federal district court of the State of Delaware. Our Charter also requires, to the fullest extent permitted by applicable law, the federal district courts of the United States to be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and stockholders although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Notwithstanding, the Charter provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, (i) the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, and (ii) unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder.

Special meeting of stockholders

Our Bylaws provide that special meetings of our stockholders may be called only by the chairman of our Board, or our chief executive officer, or our Board pursuant to a resolution adopted by a majority of our Board, and may not be called by any other person.

Advance notice requirements for stockholder proposals and director nominations

Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by our secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14A-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

No action by written consent

Our Charter provides that our stockholders are not entitled to take any action by written consent in lieu of a meeting of stockholders.

Board of Directors

Our Board is divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The term of the Class I Directors will expire at our 2027 annual meeting of the stockholders, the term of the Class II Directors shall expire at our 2025 annual meeting of the stockholders and the term of the Class III Directors will expire at our 2026 annual meeting of the stockholders. All directors elected at annual meetings of stockholders will be elected for terms ending on the third annual meeting of stockholders following the annual meeting of the stockholders at which such director was elected or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Our Charter and our Bylaws provide that the authorized number of directors may be changed only by resolution of our Board. Subject to the terms of any preferred stock, any or all of the directors may be removed only for cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of our capital stock entitled to vote thereon. Any vacancy on our Board, including a vacancy resulting from an enlargement of our Board, may be filled only by the affirmative vote of a majority of our directors then in office.

Listing of Securities

Our Class A Common Stock and Public Warrants are currently listed on the NYSE under the symbols “PSQH” and “PSQH.WS,” respectively.

SELLING HOLDERS

This prospectus relates to the resale by the Selling Holders from time to time of up to 10,195,849 shares of Class A Common Stock (including 4,312,500 shares of Class A Common Stock that were issued upon conversion of the Colombier Class B Common Stock in connection with the Closing of the Business Combination, up to 183,349 shares of Class A Common Stock held by Andrew Nasser, which were acquired on March 13, 2024 for $877,809, or approximately $4.78 per share, as consideration for consulting services rendered in connection with the acquisition of Credova, and up to 5,700,000 shares of Class A Common Stock issuable upon the exercise of outstanding Private Warrants) and warrants to purchase up to 5,700,000 shares of Class A Common Stock (consisting of the Private Warrants). The Selling Holders may from time to time offer and sell any or all of the Class A Common Stock and Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement.

When we refer to the “Selling Holders” in this prospectus, we mean the persons listed in the table below, and their permitted transferees who later come to hold any of the Selling Holders’ interest in the Class A Common Stock or Warrants in accordance with the terms of the agreement(s) governing the registration rights applicable to such Selling Holder’s shares of Class A Common Stock or Private Warrants.

The following table sets forth, as of the date of this prospectus, the names of the Selling Holders, the aggregate number of shares of Class A Common Stock and Private Warrants beneficially owned prior to the offering, the aggregate number of shares of Class A Common Stock and Private Warrants that the Selling Holders may offer pursuant to this prospectus, and the number of shares of Class A Common Stock and Private Warrants beneficially owned by, and percentage ownership of, the Selling Holders after the sale of the securities offered hereby. We have based percentage ownership following the offering on 29,451,684 shares of Class A Common Stock, 3,213,678 shares of Class C Common Stock and 11,450,000 Warrants, in each case outstanding as of October 24, 2024, and have assumed that each Selling Holder will sell all shares of Class A Common Stock and Private Warrants offered pursuant to this prospectus. In calculating percentages of shares of Class A Common Stock owned by a particular Selling Holder, we treated as outstanding the number of shares of our Class A Common Stock issuable upon exercise of that particular Selling Holder’s Private Warrants (if any) and did not assume the exercise of any other Private Warrants.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

We cannot advise you as to whether the Selling Holders will in fact sell any or all of such Class A Common Stock or Private Warrants. In addition, the Selling Holders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A Common Stock and Private Warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Holders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Unless otherwise indicated, the business address of each of the following entities or individuals is: 250 S. Australian Avenue, Suite 1300, West Palm Beach, Florida 33401.

	Securities Beneficially Owned Prior to This Offering		Securities to be Sold in This Offering		Securities Beneficially Owned After This Offering
Name of Selling Holders	Shares of Class A Common Stock(1)	Warrants(2)	Shares of Class A Common Stock(1)	Warrants(2)	Shares of Class A Common Stock(1)%	Warrants(2)%
SuRo Capital Corp.(3)	1,976,032	2,700,000	1,976,032	2,700,000	—	—	—
Omeed Malik Advisors LLC(4)	544,736	1,200,000	544,736	1,200,000	—	—	—
Knights Court LLC(5)	725,375	—	725,375	—	—	—	—
Knight Global LLC(6)	244,223	500,000	244,223	500,000	—	—	—
Allies Capital Corp(7)	226,973	500,000	226,973	500,000	—	—	—
Meteora Capital Partners, LP(8)	226,973	500,000	226,973	500,000	—	—	—
Second Sunrise LLC(9)	161,092	150,000	161,092	150,000	—	—	—
Jordan Cohen(10)	81,348	25,000	81,348	25,000	—	—	—
Edward Kim(11)	62,644	100,000	62,644	100,000	—	—	—
Jonathan Keidan(12)	28,598	25,000	28,598	25,000	—	—	—
Keri Findley(13)	34,506	—	34,506	—	—	—	—
Andrew Nasser (14)	183,349	—	183,349	—	—	—	—

*	Represents less than 1%.
(1)	Represents shares of Class A Common Stock, including the shares of Class A Common Stock that may be issued upon the exercise of Private Warrants.
(2)	Represents the Private Warrants and does not include the Public Warrants, which are not being offered by the Selling Holders in this offering.
(3)	The address of the Reporting Person is 1 Sansome Street Suite 730, San Francisco, CA 94104.
(4)	The address of the Reporting Person is 214 Brazilian Avenue Suite, 200-J, Palm Beach, FL 33480.
(5)	The address of the Reporting Person is 214 Brazilian Avenue Suite, 200-J, Palm Beach, FL 33480.
(6)	The address of the Reporting Person is 2121 Avenue of the Stars, Los Angeles, CA 9077.
(7)	The address of the Reporting Person is 640 Fifth Avenue, 12th Floor, New York, NY 10019.
(8)	The address of the Reporting Person is 840 Park Dr. East, Boca Raton, FL 33432.
(9)	The address of the Reporting Person is 47 Lakeside Drive, Corte Madera, CA 94925.
(10)	The address of the Reporting Person is 6971 Queenferry Circle, Boca Raton, FL 33496.
(11)	The address of the Reporting Person is 2228 Glencoe Ave, Venice CA 90291.
(12)	The address of the Reporting Person is 270 Lafayette Street, New York, NY 10012.
(13)	The address of the Reporting Person is 2505 Pecos Street, Austin, TX 78703.
(14)	The address of the Reporting Person is 150 West 79th Street, Apartment 2CD, New York, NY 10024.

PLAN OF DISTRIBUTION

We are registering the issuance by us of (i) up to 5,750,000 shares of Class A Common Stock that are issuable upon the exercise of the Public Warrants by the holders thereof and (ii) up to 5,700,000 shares of Class A Common Stock that are issuable upon exercise of the Private Warrants by the holders thereof. We are also registering the offer and sale, from time to time, by the Selling Holders of (i) up to 4,312,500 shares of Class A Common Stock that were issued upon conversion of the Colombier Class B Common Stock in connection with the Closing of the Business Combination, (ii) up to 183,349 shares of Class A Common Stock held by Andrew Nasser, which were acquired on March 13, 2024 for $877,809, or approximately $4.78 per share, as consideration for consulting services rendered in connection with the acquisition of Credova, (iii) up to 5,700,000 Private Warrants and (iv) up to 5,700,000 shares of Class A Common Stock issuable upon the exercise of Private Warrants.

Subject to certain customary exceptions, the Class A Common Stock held by each of the Sponsor Distributees and former directors and officers of Colombier are subject to certain restrictions on transfer until July 19, 2024, the one-year anniversary of the Closing Date, subject to early release if the closing price of our Class A Common Stock has equaled or exceeded $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any 30-trading day period commencing at least 150 days after the Closing of the Business Combination. The Private Warrants held by the Sponsor Distributees, as well as the Class A Common Stock issuable upon exercise of such Private Warrants, were not transferable, assignable or salable until 30 days after the Closing of the Business Combination. Such restrictions on transfer of the Private Warrants and the Class A Common Stock issuable upon exercise of the Private Warrants have expired, and accordingly the Private Warrants and such underlying shares of Class A Common Stock are currently transferrable, assignable and salable.

We will receive proceeds from the Warrants exercised if such Warrants are exercised for cash. A holder of Warrants may exercise their Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the Warrant Agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

We will not receive any of the proceeds from the sale of the securities by the Selling Holders. The aggregate proceeds to the Selling Holders will be the purchase price of the securities less any discounts and commissions borne by the Selling Holders.

The Selling Holders will pay any underwriting discounts and commissions and expenses incurred by the Selling Holders for brokerage, accounting, tax or, except as otherwise provided in the Registration Rights Agreement, legal services or any other expenses incurred by the Selling Holders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Holders covered by this prospectus may be offered and sold from time to time by the Selling Holders. The term “Selling Holders” includes their permitted transferees who later come to hold any of the Selling Holders’ interest in the Class A Common Stock or Private Warrants in accordance with the terms of the agreement(s) governing the registration rights applicable to such Selling Holder’s shares of Class A Common Stock or Private Warrants. The Selling Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Holder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Holders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions.

Subject to the limitations set forth in the Registration Rights Agreement, the Selling Holders may use any one or more of the following methods when selling the securities offered by this prospectus:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of NYSE;

●	through trading plans entered into by a Selling Holder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	through one or more underwritten offerings on a firm commitment or best efforts basis;

●	settlement of short sales entered into after the date of this prospectus;

●	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

There can be no assurance that the Selling Holders will sell all or any of the securities offered by this prospectus. In addition, the Selling Holders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Holders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time, or for any other reason.

Subject to the terms of the Registration Rights Agreement applicable to the Selling Holder’s shares of Class A Common Stock and Private Warrants, such Selling Holder may transfer shares of Class A Common Stock or Private Warrants to one or more “permitted transferees” in accordance with such agreements and, if so transferred, such permitted transferee(s) will be the selling beneficial owner(s) for purposes of this prospectus. Upon being notified by a Selling Holder that it intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Holder.

With respect to a particular offering of the securities held by the Selling Holders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

●	the specific securities to be offered and sold;

●	the names of the Selling Holders;

●	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

●	settlement of short sales entered into after the date of this prospectus;

●	the names of any participating agents, broker-dealers or underwriters; and

●	any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Holders.

In connection with distributions of the securities or otherwise, the Selling Holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Holders. The Selling Holders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Holders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Holders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Holders may solicit offers to purchase the securities directly from, and may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our shares of Class A Common Stock are listed on The New York Stock Exchange under the symbol “PSQH” and the Public Warrants are listed on The New York Stock Exchange under the symbol “PSQH.WS.”

The Selling Holders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions the Selling Holders pay for solicitation of these contracts.

A Selling Holder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Holder or borrowed from any Selling Holder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Holder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Holder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Holders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Holders in amounts to be negotiated immediately prior to the sale.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Holders and any broker-dealer or agent regarding the sale of the securities by the Selling Holders. Upon notification by a Selling Holder to us that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Holders and any underwriters, broker-dealers or agents who execute sales for the Selling Holders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Holders, may have banking, lending or other relationships with us or perform services for us or the Selling Holders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Holders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M promulgated under the Exchange Act. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Holders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Holders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

Pursuant to the Registration Rights Agreement, we have agreed to indemnify the Selling Holders thereunder against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Holders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon by Nelson Mullins Riley & Scarborough LLP, Washington, DC.

EXPERTS

The consolidated financial statements of PSQ Holdings, Inc. for the years ended December 31, 2023 and 2022 and for each of the years in the two-year period ended December 31, 2023, incorporated by reference into this registration statement/prospectus have been audited by UHY LLP, an independent registered public accounting firm, as set forth in their report thereon incorporated by reference herein and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and the securities offered in this prospectus, reference is made to that registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our website at www.publicsq.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Because we are incorporating by reference future filings with the SEC, this prospectus and the accompanying prospectus supplement are continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus and the accompanying prospectus supplement. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus, the accompanying prospectus supplement or in any document previously incorporated by reference have been modified or superseded. Our periodic reports are filed with the SEC under SEC File Number 001-40457.

We hereby incorporate by reference the following documents:

●	our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 14, 2024;

●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024 filed with the SEC on May 15, 2024 and August 14, 2024, respectively;

●	those portions of our Definitive Proxy Statement on Schedule 14A for our 2024 Annual Meeting of Stockholders filed with the SEC on April 15, 2024 that are incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2023;

●	our Current Reports on Form 8-K filed with the SEC on March 14, 2024, March 14, 2024 (as amended May 24, 2024), March 19, 2024, April 30, 2024, May 15, 2024 (Item 5.02 only), July 8, 2024, July 24, 2024 and August 14, 2024, in each case only to the extent filed and not furnished; and

●	the description of our securities contained in Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC on March 14, 2024.

In addition, all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, until the offering of the securities offered hereby is terminated or completed, shall be deemed to be incorporated by reference into this prospectus.

Unless specifically stated to the contrary, none of the information that we may furnish to the SEC under Items 2.02 and 7.01 of any Current Report on Form 8-K, including any related exhibits under Item 9.01, will be incorporated by reference into, or otherwise included in, this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide each person to whom a prospectus is delivered a copy of all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. You may obtain copies of these filings, at no cost, through the “Investors” section of our website (www.publicsq.com) and you may request a copy of these filings (other than an exhibit to any filing unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

General Counsel

250 S. Australian Avenue, Suite 1300

West Palm Beach, Florida 33401

Telephone: (877) 776-2402

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The expenses relating to the registration of the securities will be borne by the registrant. The following expenses, with the exception of the SEC registration fee, are estimates:

SEC registration fee	$76.35
Legal fees and expenses	(1)
Accounting fees and expenses	(1)
Printing and engraving costs	(1)
Trustee fees and expenses	(1)
Transfer agent and registrar fees and expenses	(1)
Miscellaneous	(1)
Total	$76.35

(1)	The amount of securities and number of offerings are indeterminable and the expenses cannot be estimated at this time. An estimate of the aggregate expenses in connection with the sale and distribution of securities being offered will be included in the applicable prospectus supplement.

Item 15. Indemnification of Directors and Officers

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 102(b)(7) of the DGCL provides, generally, that the registrant’s Charter may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision may not eliminate or limit the liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its shareholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under section 174 of the DGCL or (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit. No such provision may eliminate or limit the liability of a director or officer for any act or omission occurring prior to the date when such provision became effective.

The registrant’s Charter provides that the registrant will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the registrant), by reason of the fact that he or she is or was, or has agreed to become, the registrant’s director or officer, or is or was serving, or has agreed to serve, at the registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an Indemnitee), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974), and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the registrant’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

The registrant’s Charter also provides that the registrant will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of the registrant to procure a judgment in the registrant’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, the registrant’s director or officer, or is or was serving, or has agreed to serve, at the registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the registrant’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the registrant, unless the Court of Chancery or the court in which such action or suit was brought, determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the registrant against all expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If the registrant does not assume the defense, expenses must be advanced to an Indemnitee under certain circumstances.

In addition, the registrant has entered into indemnification agreements with all of the registrant’s executive officers and directors. In general, these agreements provide that the registrant will indemnify the executive officer or director to the fullest extent permitted by law for claims arising in his or her capacity as an executive officer or director of the registrant or in connection with his or her service at the registrant’s request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that an executive officer or director makes a claim for indemnification and establish certain presumptions that are favorable to the executive officer or director.

The registrant maintains a general liability insurance policy that covers certain liabilities of the registrant’s directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 16. Exhibits

Exhibit No.	Description
2.1†	Agreement and Plan of Merger, dated as of February 27, 2023, by and among Colombier Acquisition Corp., PSQf Holdings, Inc., Colombier-Liberty Acquisition, Inc., and Colombier Sponsor LLC in its capacity as Purchaser Representative thereunder (incorporated herein by reference to Annex A to the Proxy Statement/Prospectus filed on June 30, 2023).
2.2	Agreement and Plan of Merger, dated as of March 13, 2024, by and among PSQ Holdings, Inc., Cello Merger Sub, Inc., Credova Holdings, Inc., and Samuel L. Paul in the capacity as Seller Representative
4.1	Specimen Warrant Certificate (incorporated herein by reference to Exhibit A in Exhibit 4.1 in the Current Report filed on June 11, 2021).
4.2	Specimen Warrant Certificate (incorporated herein by reference to Exhibit 4.1 to Colombier’s Current Report on Form 8-K filed on June 11, 2021.
4.4	Description of Securities (incorporated herein by reference to Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC on March 14, 2024.)
5.1*	Opinion of Nelson Mullins Riley & Scarborough LLP
23.1*	Consent of UHY LLP, independent registered public accounting firm
23.2*	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page of this registration statement)
107*	Filing Fees

*	Filed herewith.

†	Schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Registration S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.

Certain instruments defining rights of holders of long-term debt of the company and its consolidated subsidiaries are omitted pursuant to Item 601(b)(4)(iii) of Regulation S-K. Upon request, the company agrees to furnish to the SEC copies of such instruments.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in West Palm Beach, State of Florida, on October 25, 2024.

PSQ HOLDINGS, INC.

By:	/s/ Michael Seifert
Michael Seifert
Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of PSQ Holdings, Inc. constitutes and appoints Michael Seifert and Brad Searle, and each of them singly, his true and lawful attorney-in-fact and agent, with full power to act separately and full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Seifert	President, Chief Executive Officer and Chairman of the Board	October 25, 2024
Michael Seifert	(Principal Executive Officer)

/s/ Bradley Searle	Chief Financial Officer and Treasurer	October 25, 2024
Bradley Searle	(Principal Financial Officer and Principal Accounting Officer)

/s/ Omeed Malik	Director	October 25, 2024
Omeed Malik

/s/ Nick Ayers	Director	October 25, 2024
Nick Ayers

/s/ Blake Masters	Director	October 25, 2024
Blake Masters

/s/ Davis Pilot III	Director	October 25, 2024
Davis Pilot III

/s/ James Rinn	Director	October 25, 2024
James Rinn

/s/ Kelly Loeffler	Director	October 25, 2024
Kelly Loeffler

/s/ Dusty Wunderlich	Director	October 25, 2024
Dusty Wunderlich